Exhibit 2

COLLIERS INTERNATIONAL

GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2021

COLLIERS INTERNATIONAL GROUP INC.

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of Colliers International Group Inc. (“Colliers” or the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate. The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit & Risk Committee consisting of four independent directors. The Audit & Risk Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders. Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit & Risk Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded two entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2021. The total assets and total revenues of the two majority-owned entities represent 1.3% and 0.6%, respectively of the related consolidated financial statement amounts as at and for the year ended December 31, 2021.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2021, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2021, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2021, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chairman and Chief Executive Officer	/s/ Christian Mayer Chief Financial Officer

February 17, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Colliers International Group Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Colliers International Group Inc. and its subsidiaries (together, the Company) as of December 31, 2021 and 2020, and the related consolidated statements of earnings (loss), comprehensive earnings (loss), shareholders’ equity and cash flows for the years then ended, including the related notes (collectively referred to as the consolidated financial statements). We also have audited the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded two entities from its assessment of internal control over financial reporting as of December 31, 2021 because they were acquired by the Company in purchase business combinations during 2021. We have also excluded these two entities from our audit of internal control over financial reporting. These entities comprised, in the aggregate, total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting of approximately 1.3% and 0.6% of consolidated total assets and consolidated total revenues, respectively, as of and for the year ended December 31, 2021.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition – sales brokerage and leasing services revenue

As described in Notes 2 and 27 to the consolidated financial statements, the Company recognized leasing services revenue of $1,000.6 million, and revenue from real estate sales brokerage services, which makes up a significant portion of capital markets revenue of $1,236.2 million for the year ended December 31, 2021. Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Management has determined that control of sales brokerage services rendered transfer to a customer when a sale and purchase agreement becomes unconditional and leasing services rendered transfer to a customer when a lease between the landlord and the tenant is executed. At these points in time the customer has received substantially all of the benefits of the services provided by the Company. Sales brokerage and leasing service revenue contracts may include terms that result in variability to the transaction price and ultimate revenues earned beyond the underlying value of the transaction, which may include contingencies. Sales brokerage and leasing services revenue is constrained when it is probable that the Company may not be entitled to the total amount of the revenue under the contract, which is associated with the occurrence or non-occurrence of an event that is outside of the Company’s control or where the facts and circumstances of the contract limit the Company’s ability to predict whether this event will occur. When sales brokerage and leasing services revenue is constrained, revenue is not recognized until the uncertainty has been resolved. Management estimates variable consideration and performs a constraint analysis for these contracts on the basis of historical information to estimate the amount the Company will ultimately be entitled to. Management used significant judgment to determine whether sales brokerage and leasing services revenue should be constrained and the timing of when such revenue should be recognized.

The principal considerations for our determination that performing procedures relating to sales brokerage and leasing services revenue recognition is a critical audit matter are (i) the significant judgment by management in determining whether sales brokerage and leasing services revenue should be constrained and the timing of when such revenue should be recognized; which in turn led to (ii) significant auditor judgment, subjectivity and effort in performing procedures and evaluating management’s assessment of sales brokerage and leasing services revenue recognition.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the sales brokerage and leasing services revenue recognition process, including controls over management’s review and approval of revenue recognition based upon the supporting evidence available for each sales brokerage and leasing services revenue contract. These procedures also included, among others, evaluating the appropriateness of management’s assessment of sales brokerage and leasing services revenue recognition for a sample of sales brokerage and leasing services revenue transactions recognized, including evaluating the contractual terms identified in the underlying brokerage transaction agreements and considering other supporting evidence such as customer or third party correspondence and cash receipts.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada February 17, 2022

We have served as the Company’s auditor since 1995.

COLLIERS INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in thousands of US dollars, except per share amounts)
Year ended December 31,	2021	2020

Revenues (note 27)	$4,089,129	$2,786,857

Cost of revenues (exclusive of depreciation and amortization shown below)	2,519,866	1,740,860
Selling, general and administrative expenses	1,022,734	709,665
Depreciation	45,873	39,349
Amortization of intangible assets	99,221	86,557
Acquisition-related items (note 6)	61,008	45,848
Settlement of long-term incentive arrangement ("LTIA") (note 21)	471,928	-
Operating earnings (loss)	(131,501)	164,578

Interest expense, net	31,819	30,949
Earnings from equity accounted investments	(6,190)	(2,919)
Other income, net	(5,083)	13
Earnings (loss) before income tax	(152,047)	136,535
Income tax expense (note 22)	85,510	42,046
Net earnings (loss)	(237,557)	94,489

Non-controlling interest share of earnings	53,465	29,572
Non-controlling interest redemption increment (note 17)	99,316	15,843

Net earnings (loss) attributable to Company	$(390,338)	$49,074

Net earnings (loss) per common share (note 19)
Basic	$(9.09)	$1.23
Diluted	$(9.09)	$1.22

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)
(in thousands of US dollars)
Year ended December 31,	2021	2020

Net earnings (loss)	$(237,557)	$94,489

Foreign currency translation gain (loss)	(11,662)	2,591
Unrealized gain (loss) on interest rate swaps, net of tax	4,319	(2,448)
Pension liability adjustments, net of tax	(541)	(753)
Comprehensive earnings (loss)	(245,441)	93,879

Less: Comprehensive earnings attributable to non- controlling interests	153,169	39,620

Comprehensive earnings (loss) attributable to Company	$(398,610)	$54,259

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)
As at December 31,	2021	2020
Assets
Current assets
Cash and cash equivalents	$396,745	$156,614
Restricted cash	28,526	20,919
Accounts receivable, net of allowance of $22,413 (December 31, 2020 - $25,632)	502,416	372,149
Contract assets (note 27)	71,294	61,101
Warehouse receivables (note 24)	174,717	232,207
Income tax recoverable	13,373	15,041
Prepaid expenses and other current assets (note 7)	339,847	177,780
Real estate assets held for sale (note 5)	1,286	-
	1,528,204	1,035,811

Other receivables	12,441	14,989
Contract assets (note 27)	7,647	5,335
Other assets (note 7)	99,983	74,355
Fixed assets (note 9)	144,755	129,221
Operating lease right-of-use assets (note 8)	316,517	288,134
Deferred tax assets, net (note 22)	68,502	45,008
Intangible assets (note 10)	561,830	610,330
Goodwill (note 11)	1,091,048	1,088,984
Real estate assets held for sale (note 5)	42,803	-
	2,345,526	2,256,356
	$3,873,730	$3,292,167

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued expenses	$391,170	$297,766
Accrued compensation	691,604	450,894
Income tax payable	35,446	26,783
Contract liabilities (note 27)	30,397	21,076
Long-term debt - current (note 12)	1,458	9,024
Contingent acquisition consideration - current (note 24)	120,246	5,802
Warehouse credit facilities (note 14)	162,911	218,018
Operating lease liabilities (note 8)	80,928	78,923
Liabilities related to real estate assets held for sale (note 5)	6	-
	1,514,166	1,108,286

Long-term debt - non-current (note 12)	529,596	470,871
Contingent acquisition consideration (note 24)	34,425	109,841
Operating lease liabilities (note 8)	296,633	251,680
Other liabilities	86,064	48,525
Deferred tax liabilities, net (note 22)	42,371	50,523
Convertible notes (note 13)	225,214	223,957
Liabilities related to real estate assets held for sale (note 5)	23,089	-
	1,237,392	1,155,397
Redeemable non-controlling interests (note 17)	536,903	442,375

Shareholders' equity
Common shares (note 18)	852,167	457,993
Contributed surplus	79,407	66,971
Retained earnings (deficit)	(279,724)	119,421
Accumulated other comprehensive loss	(70,251)	(61,979)
Total Company shareholders' equity	581,599	582,406
Non-controlling interests	3,670	3,703
Total shareholders' equity	585,269	586,109
	$3,873,730	$3,292,167

Commitments and contingencies(note 25)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,
/s/Frederick Sutherland	/s/Jay S. Hennick
Director	Director

COLLIERS INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars, except share information)

	Common shares				Accumulated
	Issued and			Retained	other	Non-	Total
	outstanding		Contributed	Earnings	comprehensive	controlling	shareholders'
	shares	Amount	surplus	(Deficit)	earnings (loss)	interests	equity

Balance, December 31, 2019	39,845,211	$442,153	$60,706	$77,181	$(67,164)	$4,423	$517,299

Cumulative effect adjustment:
Current expected credit losses, net of tax	-	-	-	(2,824)	-	-	(2,824)

Net earnings	-	-	-	94,489	-	-	94,489
Pension liability adjustment, net of tax	-	-	-	-	(753)	-	(753)
Foreign currency translation gain	-	-	-	-	2,591	-	2,591
Unrealized loss on interest rate swaps, net of tax	-	-	-	-	(2,448)	-	(2,448)
Other comprehensive earnings (loss) attributable to NCI	-	-	-	-	5,795	(154)	5,641
NCI share of earnings	-	-	-	(29,572)	-	2,023	(27,549)
NCI redemption increment	-	-	-	(15,843)	-	-	(15,843)
Distributions to NCI	-	-	-	-	-	(2,524)	(2,524)
Acquisitions of businesses, net	-	-	-	-	-	(65)	(65)

Subsidiaries’ equity transactions	-	-	134	-	-	-	134

Subordinate Voting Shares:
Stock option expense	-	-	9,628	-	-	-	9,628
Stock options exercised	344,225	15,840	(3,497)	-	-	-	12,343
Dividends	-	-	-	(4,010)	-	-	(4,010)
Balance, December 31, 2020	40,189,436	$457,993	$66,971	$119,421	$(61,979)	$3,703	$586,109

Net loss	-	-	-	(237,557)	-	-	(237,557)
Pension liability adjustment, net of tax	-	-	-	-	(541)	-	(541)
Foreign currency translation loss	-	-	-	-	(11,662)	-	(11,662)
Unrealized gain on interest rate swaps, net of tax	-	-	-	-	4,319	-	4,319
Other comprehensive loss attributable to NCI	-	-	-	-	(388)	(245)	(633)
NCI share of earnings	-	-	-	(53,465)	-	2,726	(50,739)
NCI redemption increment	-	-	-	(99,316)	-	-	(99,316)
Distributions to NCI	-	-	-	-	-	(2,472)	(2,472)
Acquisition of businesses, net	-	-	-	-	-	(42)	(42)

Subsidiaries’ equity transactions	-	-	2,078	-	-	-	2,078

Subordinate Voting Shares:
Stock option expense	-	-	14,349	-	-	-	14,349
Stock options exercised	292,450	18,432	(3,991)	-	-	-	14,441
Settlement of LTIA (note 21)	3,572,858	375,742	-	-	-	-	375,742
Dividends	-	-	-	(8,807)	-	-	(8,807)
Balance, December 31, 2021	44,054,744	$852,167	$79,407	$(279,724)	$(70,251)	$3,670	$585,269

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)
Year ended December 31,	2021	2020

Cash provided by (used in)
Operating activities
Net earnings (loss)	$(237,557)	$94,489
Items not affecting cash:
Depreciation and amortization	145,094	125,906
Settlement of long-term incentive arrangement (note 21)	375,742	-
Gains attributable to mortgage servicing rights	(29,214)	(17,065)
Gains attributable to the fair value of mortgage premiums and origination fees	(48,839)	(38,531)
Deferred tax	(37,538)	(13,184)
Earnings from equity accounted investments	(6,190)	(2,919)
Stock option expense (note 20)	14,349	9,628
Non-cash lease expense	18,516	5,159
Allowance for credit losses	8,699	15,275
Amortization of advisor loans	22,678	20,871
Contingent consideration (note 6)	47,978	29,679
Other	(97)	2,804
(Increase) decrease in accounts receivable, prepaid expenses and other assets	(322,331)	49,039
Increase (decrease) in accounts payable, accrued expenses and other liabilities	153,119	(13,901)
Increase (decrease) in accrued compensation	246,278	(78,591)
Contingent acquisition consideration paid	(18,017)	(18,224)
Proceeds from sale of mortgage loans	2,577,283	1,226,041
Origination of mortgage loans	(2,467,733)	(1,395,734)
(Decrease) increase in warehouse credit facilities	(55,107)	193,168
Repurchases from AR Facility, net (note 15)	(98,133)	(27,431)
Net cash provided by operating activities	288,980	166,479

Investing activities
Acquisitions of businesses, net of cash acquired (note 4)	(60,832)	(205,608)
Purchases of fixed assets	(57,951)	(40,353)
Advisor loans issued	(35,563)	(14,695)
Purchase of held for sale real estate assets	(31,074)	(84,382)
Proceeds from sale of held for sale real estate assets	10,080	178,604
Collections of AR facility deferred purchase price (note 15)	151,202	51,994
Other investing activities	(25,276)	982
Net cash used in investing activities	(49,414)	(113,458)

Financing activities
Increase in long-term debt	597,328	616,121
Repayment of long-term debt	(819,914)	(779,185)
Issuance of senior notes (note 12)	294,649	-
Issuance of convertible notes (note 13)	-	230,000
Purchases of non-controlling interests' subsidiary shares, net	(5,534)	(19,791)
Contingent acquisition consideration paid	(5,276)	(11,181)
Proceeds received on exercise of stock options	14,441	12,343
Dividends paid to common shareholders	(4,209)	(3,992)
Distributions paid to non-controlling interests	(51,508)	(35,698)
Financing fees paid	(1,376)	(7,568)
Net cash provided by financing activities	18,601	1,049
Effect of exchange rate changes on cash	(10,429)	8,470
Net change in cash, cash equivalents and restricted cash	247,738	62,540
Cash, cash equivalents and restricted cash, beginning of year	177,533	114,993
Cash, cash equivalents and restricted cash, end of year	$425,271	$177,533

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

Colliers International Group Inc. (“Colliers” or the “Company”) provides commercial real estate professional services and investment management to corporate and institutional clients in 37 countries around the world (64 countries including affiliates and franchisees). Colliers’ primary service lines are Outsourcing & Advisory, Investment Management, Leasing and, Capital Markets. Operationally, Colliers is organized into four distinct segments: Americas; Europe, Middle East and Africa (“EMEA”); Asia and Australasia (“Asia Pacific”) and Investment Management.

2.	Summary of presentation

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the judgments used to determine the timing and amount of revenue recognition, recoverability of goodwill and intangible assets, determination of fair values of assets acquired and liabilities assumed in business combinations, estimated fair value of contingent consideration related to acquisitions, quantification of uncertain tax positions, recoverability of deferred tax assets, determination of the fair value of capitalized mortgage servicing rights and derivative financial instruments, and current expected credit losses on financial assets including collectability of accounts receivable and allowance for loss sharing obligations. Actual results could be materially different from these estimates.

Significant accounting policies are summarized as follows:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary. Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method of accounting is used.  Inter-company transactions and accounts are eliminated on consolidation.

When applying the principles of consolidation, the Company begins by determining whether an investee is a variable interest entity (“VIE”) or a voting interest entity (“VOE”). Assessing whether an entity is a VIE or a VOE involves judgment and analysis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, and any related party or de facto agent implications of the Company’s involvement with the entity.

VOEs are embodied by common and traditional corporate and certain partnership structures. For VOEs, the interest holder with control through majority ownership and majority voting rights consolidates the entity.

For VIEs, identification of the primary beneficiary determines the accounting treatment. In evaluating whether the Company is the primary beneficiary, it evaluates its direct and indirect economic interests in the entity. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in the VIE. Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative approach focused on identifying which reporting entity has both (1) the power to direct the activities of a VIE that most significantly impact such entity’s economic performance and (2) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity.

The primary beneficiary analysis is performed at the inception of the Company’s investment and upon the occurrence of a reconsideration event. When the Company determines it is the primary beneficiary of a VIE, it consolidates the VIE; when it is determined that the Company is not the primary beneficiary of the VIE, the investment in the VIE is accounted for at fair value or under the equity method, based upon an election made at the time of investment.

Cash and cash equivalents

Cash equivalents consist of short-term interest-bearing securities and money market mutual funds. These cash equivalents are readily convertible into cash and the interest-bearing securities have original maturities at the date of purchase of three months or less. The Company also maintains custodial escrow accounts, agency and fiduciary funds relating to its debt finance operations and as an agent for its property management operations. These amounts are not included in the accompanying consolidated balance sheets as they are not assets of the Company.

Restricted cash

Restricted cash consists primarily of cash amounts set aside to satisfy legal or contractual requirements arising in the normal course of business, primarily at Colliers Mortgage.

Receivables and allowance for credit losses

Accounts receivables are recorded when the Company has a right to payment within customary payment terms or it recognizes a contract asset if revenue is recognized prior to when payment is due. From the point of initial recognition, the carrying value of such receivables and contract assets, net of allowance for doubtful accounts, represents their estimated net realizable value after deducting for potential credit losses. The Company’s expected loss allowance methodology uses historical collection experience, the current status of customers’ accounts receivable and considers both current and expected future economic and market conditions. Due to the short-term nature of such receivables, the estimate of accounts receivable that may be collected is based on the aging of the receivable balances and the financial condition of customers. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default. The allowances are then reviewed on a quarterly basis to ensure that they are appropriate. After all collection efforts have been exhausted by management, the outstanding balance considered not collectible is written off against the allowance.

In some cases, the Company may record a receivable or a contract asset which corresponds with payables which the Company is only obligated to pay upon collection of the receivable (“Reimbursable Receivables”). These Reimbursable Receivables correspond with commissions payable, payables to facilitate collection from the customer and make payments to subcontractors or relate to collection from tenants for payment to the landlord. These corresponding payables are typically satisfied on a pay-when-paid basis. In relation to Reimbursable Receivables, an allowance is only recorded to the extent that the Company will incur credit losses.

Fixed assets

Fixed assets are carried at cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group. Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments

Equity accounted investments

For equity investments where it does not control the investee, and where it is not the primary beneficiary of a VIE but can exert significant influence over the financial and operating policies of the investee the Company utilizes the equity method of accounting. The evaluation of whether the Company exerts control or significant influence over the financial and operation policies of the investees requires significant judgement based on the facts and circumstances surrounding each individual investment. Factors considered in these evaluations may include the type of investment, the legal structure of the investee, any influence the Company may have on the governing board of the investee.

The Company’s equity accounted investees that are investment companies record their underlying investments at fair value. Therefore, under the equity method of accounting, the Company’s share of the investee’s underlying net income predominantly represents fair value adjustments in the investments held by the equity method investees.

The Company’s share of the investee’s underlying net income or loss is based upon the most currently available information, which may precede the date of the consolidated statement of financial condition and is realized in other (income) expense. Distributions received reduce the Company’s carrying value of the investee.

Investments in debt and equity securities

The Company invests in debt and equity securities primarily in relation to its wholly owned captive insurance company and Colliers Securities, a broker-dealer licensed under the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”). These investments are accounted for at fair value with changes recorded in net earnings (loss).

Financial instruments and derivatives

Certain loan commitments and forward sales commitments related to the Company’s warehouse receivables meet the definition of a derivative and are recorded at fair value in the consolidated balance sheets upon the execution of the commitment to originate a loan with a borrower and to sell the loan to an investor, with a corresponding amount recognized as revenue in the consolidated statements of earnings. The estimated fair value of loan commitments includes the value of loan origination fees and premiums on anticipated sale of the loan, net of related costs and broker fees, a loss sharing reserve, the fair value of the expected net cash flows associated with servicing of the loan, and the effects of interest rate movements. The estimated fair value of the forward sales commitments includes the effects of interest rate movements. Adjustments to the fair value related to loan commitments and forward sale commitments are included within Capital Markets revenue on the consolidated statements of earnings.

From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long-term debt. Hedge accounting is applied, and swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in interest expense. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings and the unrealized gain or loss is recognized in other comprehensive income. If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method. In addition, the Company may enter into short-term foreign exchange contracts to lower its cost of borrowing, to which hedge accounting is not applied.

Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value. See note 25 for additional information on derivative financial instruments.

Fair value

The Company uses the fair value measurement framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1    – Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2    – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities

Level 3    – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Convertible notes

The Company issued Convertible Notes in May 2020 (see note 13). The Convertible Notes are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature. Interest on the Convertible Notes is recorded as interest expense. Financing fees are amortized over the life of the Convertible Notes as additional non-cash interest expense utilizing the effective interest method.

The earnings per share impact of the Convertible Notes is calculated using the “if-converted” method, if dilutive, where coupon interest expense, net of tax, is added to the numerator and the number of potentially issuable subordinate voting shares is added to the denominator.

Financing fees

Financing fees related to the Revolving Credit Facility are recorded as an asset and amortized to interest expense using the effective interest method. Financing fees related to the Senior Notes and Convertible Notes are recorded as a reduction of the debt amount and are amortized to interest expense using the effective interest method.

Financial guarantees and allowance for loss sharing obligations

For certain loans originated and sold under the Fannie Mae Delegated Underwriting and Servicing (“DUS”) Program the Company undertakes an obligation to partially guarantee performance of the loan typically up to one-third of any losses on loans originated.

When the Company commits to making a loan to a borrower, it recognizes a liability equal to the estimated fair value of this loss sharing obligation (the “Loss Reserve”), which reduces the gain on sale of the loan reported in Capital Markets revenue.

In accordance with ASC 326, the Company estimates the credit losses expected over the life of the credit exposure related to this loss sharing obligation and performs a quarterly analysis of the Loss Reserve. The Company evaluates the Loss Reserve on an individual loan basis and the evaluation models consider the specific details of the underlying property used as collateral, such as occupancy and financial performance. The models also analyze historical losses, current and expected economic conditions, and reasonable and supportable forecasts. Changes to the Loss Reserve are recognized as an expense. For the period ended December 31, 2021, the analysis incorporated specific economic conditions related to the COVID-19 pandemic. See note 25 for further information on the DUS Program and the loss-sharing obligation.

Warehouse receivables

The Company originates held for sale mortgage loans with commitments to sell to third party investors. These loans are referred to as warehouse receivables and are funded directly to borrowers by the warehouse credit facilities. The facilities are generally repaid within 45 days when the loans are transferred while the Company retains the servicing rights. The Company elects the fair value option for warehouse receivables.

Mortgage servicing rights (“MSRs”)

MSRs, or the rights to service mortgage loans for others, result from the sale or securitization of loans originated by the Company and are recognized as intangible assets on the Consolidated Balance Sheets. The Company initially recognizes MSRs based on the fair value of these rights on the date the loans are sold. Subsequent to initial recognition, MSRs are amortized and carried at the lower of amortized cost or fair value. They are amortized in proportion to and over the estimated period that net servicing income is expected to be received based on projections and timing of estimated future net cash flows.

In connection with the origination and sale of mortgage loans for which the Company retains servicing rights, an asset or liability is recognized based upon the fair value of the MSR on the date that the loans are sold. Upon origination of a mortgage loan held for sale, the fair value of the retained MSR is included in the forecasted proceeds from the anticipated loan sale and results in a net gain (which is reflected in Capital Markets revenue).

MSRs do not actively trade in an open market with readily observable prices; therefore, fair value is determined based on certain assumptions and judgments. The valuation model incorporates assumptions including contractual servicing fee income, interest on escrow deposits, discount rates, the cost of servicing, prepayment rates, delinquencies, the estimated life of servicing cash flows and ancillary income and late fees. The assumptions used are subject to change based upon changes to estimates of future cash flows and interest rates, among other things. The key assumptions used during the years ended December 31, 2021, in measuring fair value were as follows:

As at December 31,
2021

Discount rate	11.4%
Conditional prepayment rate	4.4%

As at December 31, 2021, the estimated fair value of MSRs was $126,162. See note 10 for the current carrying value of the MSR assets. The MSRs are evaluated quarterly for impairment through a comparison of the carrying amount and fair value of the MSRs, and recognized with the establishment of a valuation allowance or an impairment if determined to be other than temporary. Other than write-offs due to prepayments of sold Warehouse receivables where servicing rights have been retained, there have been no instances of impairment since acquiring Colliers Mortgage.

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Goodwill and intangible assets

Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired. Indefinite life intangible assets are not subject to amortization. Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Investment management contracts	straight-line over 5 to 15 years
Trademarks and trade names	straight-line over 2 to 10 years
Franchise rights	straight-line over 2 to 15 years
Management contracts and other	straight-line over life of contract ranging from 2 to 10 years
Backlog	as underlying backlog transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

Impairment of goodwill is tested at the reporting unit level. The Company has four distinct reporting units. Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required. Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a quantitative goodwill impairment test is performed. The quantitative test compares the reporting unit’s carrying amount, including goodwill with the estimated fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, the difference is reported as an impairment loss. Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Redeemable non-controlling interests

Redeemable non-controlling interests (“RNCI”) are recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur.

Revenue

The Company generates revenue from contracts with customers through its provision of commercial real estate services. These services consist of Leasing, Capital Markets, Outsourcing & Advisory and Investment Management services.

(a) Leasing

Leasing includes landlord and tenant representation services. Landlord representation provides real estate owners with services to strategically position properties and to secure appropriate tenants. Tenant representation focuses on assisting businesses to assess their occupancy requirements and evaluating and negotiating leases and lease renewals.

(b) Capital Markets

Capital Markets revenue is generated through sales brokerage and other capital markets transactions. These services include real estate sales, debt origination and placement, equity capital raising, market value opinions, acquisition advisory and transaction management. The Company’s debt finance operations relate to the origination and sale of multifamily and commercial mortgage loans.

(c) Outsourcing & Advisory

Outsourcing & Advisory services consist of project management, engineering and design, valuation services, property management as well as loan servicing. Project management services include design and construction management, move management and workplace solutions consulting. Engineering & design services consist of multidisciplinary planning, consulting and design engineering services to multiple end-markets. Project management and engineering & design engagements range from single project contracts with a duration of less than one year to multi-year contracts with multiple discrete projects. Property management provides real estate service solutions to real estate owners. In addition to providing on-site management and staffing, the Company provides support through centralized resources such as technical and environmental services, accounting, marketing and human resources. Consistent with industry standards, management contract terms typically range from one to three years, although most contracts are terminable at any time following a notice period, usually 30 to 120 days. Property management, project management and engineering & design are included in the Property Services revenue line.

Valuation services consist of helping customers determine market values for various types of real estate properties. Such services may involve appraisals of single properties or portfolios of properties. These appraisals may be utilized for a variety of customer needs including acquisitions, dispositions, financing or for tax purposes.

Loan servicing fees consist of revenues earned in accordance with the contractual arrangements associated with the Company’s debt finance operations and represent fees earned for servicing loans originated by the Company. Loan servicing revenues are included in the Other revenue line.

(d) Investment Management

Investment Management revenues include consideration for services in the form of asset management advisory and administration fees, transaction fees and incentive fees (carried interest). The performance obligation is to manage client’s invested capital for a specified period of time and is delivered over time.

Revenue recognition and unearned revenues

Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of services, which are capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

(a) Nature of services

The Company has determined that control of real estate sales brokerage services rendered transfer to a customer when a sale and purchase agreement becomes unconditional. Leasing services rendered transfer to a customer when a lease between the landlord and the tenant is executed. At these points in time the customer has received substantially all of the benefit of the services provided by the Company. The transaction price is typically associated with the underlying asset involved in the transaction, most commonly a percentage of the sales price or the aggregate rental payments over the term of the lease which are generally known when revenue is recognized.

Other Capital Market revenues are recorded when the Company’s performance obligation is satisfied. Although the performance obligation varies based upon the contractual terms of the transaction or service, the performance obligation is generally recognized at the point in time when a defined outcome is satisfied, including completion of financing or closing of a transaction. At this time, the Company has transferred control of the promised service and the customer obtains control.

Revenues from the Company’s debt finance operations, included in Capital Markets revenue, are excluded from the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized and a derivative asset is recorded upon the commitment to originate a loan with a borrower and corresponding sale to an investor. The derivative asset is recognized at fair value and includes the fair value of the contractual loan origination, related fees and sale premium, the estimated fair value of the expected net cash flows associated with the servicing of the loan. Debt finance revenue also includes changes to the fair value of loan commitments, forward sale commitments and loans held for sale that occur during their respective holding periods. Upon sale of the loans, no gains or losses are recognized as such loans are recorded at fair value during the holding periods. MSRs and guarantee obligations are recognized as assets and liabilities, respectively, upon the sale of the loans.

Outsourcing & Advisory services including those provided in relation to property management, project management and engineering & design transfer to the customer over time as the services are performed and revenue from providing these services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based upon the actual labor hours spent relative to the total expected labor hours or the project costs incurred relative to the total project costs. For some projects certain obligations that are representative of the work completed may be used as an alternative to recognize revenue. The use of labor hours or overall project costs is dependent upon the input that best represents the progress of the work completed in relation to the specific contract. For cost-reimbursable and hourly-fee contracts, revenue is recognized in the amount to which the Company has a right to invoice.

For other advisory services, including valuation and appraisal review, the customer is unable to benefit from the services until the work is substantially complete, revenue is recognized upon delivery of materials to the customer because this faithfully represents when the service has been rendered. For most fixed fee consulting assignments, revenue is recognized based upon the actual service provided to the end of the reporting period as a proportion of the total services to be provided.

Loan servicing revenues are recognized over the contractual service period. Loan servicing fees related to retained MSRs are governed by ASC 820 and ASC 860 and excluded from the scope of ASC 606. Loan servicing fees earned from servicing contracts which the Company does not hold mortgage servicing rights are in scope of ASC 606.

Investment Management advisory fees are recognized as the services are performed over time and are primarily based on agreed-upon percentages of assets under management or committed capital. Revenue recognition for transactional performance obligations are recognized at a point in time when the performance obligation has been met. The Company receives investment management advisory incentive fees (carried interest) from certain investment funds. These incentive fees are dependent upon exceeding specified performance thresholds on a relative or absolute basis, depending on the product. Incentive fees are recognized when it is determined that significant reversal is considered no longer probable (such as upon the sale of a fund’s investment or when the amount of assets under management becomes known as of the end of the specified measurement period). Pursuant to the terms of the Harrison Street Real Estate Capital, LLC (“Harrison Street”) acquisition, incentive fees related to assets that were invested prior to the acquisition date by its former owners are allocated to certain employees and former owners; as such the full amount of these incentive fees is passed through as compensation expense and recognized as cost of revenues in the consolidated statement of earnings.

(b) Significant judgments

The Company’s contracts with customers may include promises to transfer multiple products and services. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Where a contract contains multiple performance obligations, judgment is used to assess whether they are distinct and accounted for separately or not distinct and are accounted for and recognized together.

Brokerage commission arrangements may include terms that result in variability to the transaction price and ultimate revenues earned beyond the underlying value of the transaction, these may include rebates and/or contingencies. The Company estimates variable consideration and performs a constraint analysis for these contracts on the basis of historical information to estimate the amount the Company will ultimately be entitled to. Generally, revenue is constrained when it is probable that the Company may not be entitled to the total amount of the revenue as associated with the occurrence or non-occurrence of an event that is outside of the Company’s control or where the facts and circumstances of the arrangement limit the Company’s ability to predict whether this event will occur. When revenue is constrained, this revenue is not recognized until the uncertainty has been resolved.

Outsourcing & Advisory arrangements may include incentives tied to achieving certain performance targets. The Company estimates variable consideration or performs a constraint analysis for these contracts on the basis of circumstances specific to the project and historical information in order to estimate the amount the Company will ultimately be entitled to. Estimates of revenue, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

In providing project management, engineering and design or property management services, the Company may engage subcontractors to provide on-site staffing or to provide specialized technical services, materials and/or installation services. These arrangements are assessed and require judgment to determine whether the Company is a principal or an agent of the customer. When the Company acts as a principal, because it is primarily responsible for the delivery of the completed project and controls the services provided by the subcontractors, these amounts are accounted for as revenue on a gross basis. However, when the Company acts as an agent, because it does not control the services prior to delivery to the customer, these costs are accounted for on a net basis.

In some cases, the Company may facilitate collection from the customer and payments to subcontractors or may facilitate collection from tenants for payment to the landlord. In these instances, balances are recorded as accounts receivable and accounts payable until settled.

Investment Management fee arrangements are unique to each contract and evaluated on an individual basis to determine the timing of revenue recognition and significant judgment is involved in making such determination. At each reporting period, the Company considers various factors in estimating revenue to be recognized. Incentive fees have a broad range of possible amounts and the determination of these amounts is based upon the market value for managed assets which is highly susceptible to factors outside of the Company’s influence. As a result, incentive fee revenue is generally constrained until significant reversal is considered no longer probable.

Certain constrained Capital Markets and Leasing fees, Outsourcing & Advisory fees and Investment Management fees may arise from services that began in a prior reporting period. Consequently, a portion of the fees the Company recognizes in the current period may be partially related to the services performed in prior periods. In particular, substantially all investment management incentive fees recognized in the period were previously constrained.

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. The Company invoices the customer and records a receivable when it has a right to payment within customary payment terms or it recognizes a contract asset if revenue is recognized prior to when payment is due. Contract liabilities consist of payments received in advance of recognizing revenue. These liabilities consist primarily of payments received for outsourcing and advisory engagements where a component of the revenue may be paid by the customer prior to the benefits of the services transferring to the customer. As a practical expedient, the Company does not adjust the promised amount of consideration for the effect of a significant financing component when it is expected, at contract inception, that the period between transfer of the service and when the customer pays for that service will be one year or less. The Company does not typically include extended payment terms in its contracts with customers.

The Company generally does not incur upfront costs to obtain or fulfill contracts that are capitalizable to contract assets and if capitalizable they would be amortized to expense within one year or less of incurring the expense; consequently, the Company applies the practical expedient to recognize these incremental costs as an expense when incurred. Any costs to obtain or fulfill contracts that exceed one year are capitalized to contract assets and amortized over the term of the contract on a method consistent with the transfer of services to the customer and the contract’s revenue recognition.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 90 days. With the exceptions of sales brokerage and lease brokerage, the Company does not expect to have any contracts where the period between the transfer of services to the customer and the payment by the customer exceeds one year. With regard to sales brokerage and lease brokerage, arrangements may exist where the service is transferred but payment is not received for a period greater than one year. However, arrangements of this nature do not contain a significant financing component because the amount and timing varies on the basis of the occurrence or non-occurrence of an event that is outside the control of the Company or the customer. As a consequence, the Company does not adjust the transaction prices for the time value of money.

Contract liabilities represent advance payments associated with the Company’s performance obligations that have not yet been satisfied. The majority of the balances are expected to be recognized to revenue or disbursed on behalf of the client within a year.

Remaining performance obligations

Remaining performance obligations represent the aggregate transaction prices for contracts where the Company’s performance obligations have not yet been satisfied. The Company applies the practical expedient related to remaining performance obligations that are part of a contract that has an original expected duration of one year or less and the practical expedient related to variable consideration from remaining performance obligations.

Stock-based compensation

For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award adjusted for expected forfeitures. The related stock option compensation expense is allocated using the graded attribution method.

Long-term incentive plans

Under these plans, certain subsidiary employees are compensated if the earnings before interest, income tax and amortization of the subsidiary increases. In some instances, subsidiary employees may be compensated through participation in a stock-based plan associated with the value of a subsidiary’s shares. Awards under these plans generally have a term of up to ten years, a vesting period of five to ten years and all plans, including stock-based plans, are settled in cash. If an award is subject to a vesting condition, then the graded attribution method is applied to the fair value or intrinsic value of the award. The related compensation expense is recorded in selling, general and administrative expenses and the liability is recorded in accrued compensation.

The Company incurred compensation expense related to stock-based plans of $7,316 during the year ended December 31, 2021 (2020 - $2,076). As at December 31, 2021, there was $34,371 of unrecognized compensation costs related to non-vested stock-based plans which is expected to be recognized over the next ten years. During the year-ended December 31, 2021, the fair value of options vested under stock-based plans was nil.

Foreign currency translation and transactions

Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity. For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar. The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings. Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax

Income tax has been provided using the asset and liability method whereby deferred tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded unless it is more likely than not that realization of a deferred tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken utilizing a two-step approach. The first step is to determine whether it is more likely than not that the tax position will be sustained upon examination by tax authorities on the basis technical merits of the position. The second step is to recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Leases

The Company recognizes an operating lease right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheet at the lease commencement date. Operating lease ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term adjusted for lease pre-payments and lease incentives. After the commencement date any modifications to the leasing arrangement are assessed and the ROU asset and lease liability are remeasured to recognize modifications to the lease term or fixed payments. As most of the Company’s leases do not provide an implicit rate, the incremental borrowing rate based on the information available at commencement date is used to determine the present value of lease payments. The Company uses the implicit rate when readily determinable. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating leases ROU assets are amortized to selling, general and administrative expenses (“SG&A”) straight-line over the lease term.

Finance leases are included in fixed assets and long-term debt on the consolidated balance sheet. Finance lease assets are depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of lease term.

Variable lease payments and variable payments related to non-lease components are recorded to SG&A as incurred. Variable lease payments include amounts related to changes in payments associated with changes in an index or rate but which are not also associated with a remeasurement of the lease liability.

The Company has operating lease agreements with lease and non-lease components, and the Company has elected to apply the practical expedient to not separate lease and nonlease components and therefore the ROU assets and lease liabilities include payments related to services included in the lease agreement. Additionally, for certain leases the Company has elected to group leases that commence at the same time and where accounting does not materially differ from accounting for the leases individually as a portfolio of leases.

The Company has elected not to recognize ROU assets and lease liabilities for leases that have a term of twelve months or less. Similarly, the Company will be applying the practical expedient to not recognize assets or liabilities related to a business combination when the acquired lease has a remaining term of twelve months or less at the acquisition date. The payments associated with these leases are recorded to SG&A on a straight-line basis over the remaining lease term.

Business combinations

All business combinations are accounted for using the acquisition method of accounting. Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings. However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

Government assistance related to the COVID-19 pandemic

The Company received $5,482 of wage subsidies from governments in several countries around the world during the year ended December 31, 2021 (2020 - $34,767). $3,639 of the wage subsidies were recorded as reduction to cost of revenues (2020 - $24,456) and $1,843 were recorded as a reduction to selling, general and administrative expenses in the Consolidated Statements of Earnings (2020 - $9,312).

3.	Impact of recently issued accounting standards

Recently adopted accounting guidance

Accounting for Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting of Income Taxes to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for enacted changes in tax laws or rates and clarifies the accounting for transactions that result in step-up in tax basis of goodwill. The Company adopted the guidance effective January 1, 2021. The Company’s processes and disclosures have been updated to incorporate the new standard. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting guidance, not yet adopted

Reference Rate Reform

The FASB has issued two ASUs related to reference rate reform. In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting and in January 2021 the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848): Scope. With reference rates like the various tenors of the London Interbank Offered Rates (“LIBOR”) being discontinued between December 31, 2021, and June 30, 2023, a significant volume of contracts and other arrangements will be impacted by the transition required to alternative reference rates. The ASUs provides optional expedients and exceptions to reduce the costs and complexity of applying existing GAAP to contract modifications and hedge accounting if certain criteria are met. The standard is effective for a limited time for all entities through December 31, 2022. The Company has certain debt arrangements which may qualify for use of the practical expedients permitted under the guidance. The Company has evaluated and will continue to evaluate arrangements subject to rate reform and the options under the ASUs to facilitate an orderly transition to alternative reference rates and their potential impacts on its consolidated financial statements and disclosures.

Debt with Conversion Options

In August 2020, the FASB issued ASU No. 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contract in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments and reduces the number of embedded conversion features being separately recognized from the host contract as compared to current GAAP. The ASU also enhances information transparency through targeted improvements to the disclosures for convertible instruments and earnings-per-share guidance. The standard is effective for fiscal years beginning after December 15, 2021. The standard can be applied using the modified retrospective method of transition or a fully retrospective method of transition. The Company will adopt the guidance effective January 1, 2022. The adoption of the standard is not expected to have any material impact on the Company’s consolidated financial statements.

4.	Acquisitions

2021 acquisitions:

On November 1, 2021, the Company acquired control in Bergmann Associates, Architects, Engineers, Landscape Architects & Surveyors, D.P.C. (“Bergmann”) via an option to purchase and / or transfer 100% of the outstanding shares in Bergmann to Colliers designees for nominal value at any time. Headquartered in Rochester, New York, Bergmann provides engineering, architecture, and design services to the U.S. Northeast, Midwest, and Mid-Atlantic regions.

During the year ended December 31, 2021, the Company also acquired a 100% interest in one business operating in the Americas (Miami, Florida).

These acquisitions were completed to add scale to the Company’s engineering and design services and expand its geographic presence. These acquisitions were accounted for by the acquisition method of accounting for business combinations and accordingly, the consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their closing dates.

The acquisition date fair value of consideration transferred and purchase price allocation was as follows:

Aggregate
Acquisitions

Current assets, excluding cash	$38,215
Non-current assets	18,958

Current liabilities	$20,006
Long-term liabilities	18,106
$19,061

Cash consideration, net of cash acquired of $3,322	$60,832
Acquisition date fair value of contingent consideration	1,850
Total purchase consideration	$62,682

Acquired intangible assets (note 10)	$21,130
Goodwill (note 11)	$22,491

The Bergmann acquisition represents $56,932 of the total purchase consideration above.

2020 acquisitions:

The Company acquired controlling interests two Colliers International affiliates operating in the Americas segment (Austin, Texas and Nashville, Tennessee), Colliers Mortgage, headquartered in Minneapolis, and Colliers Engineering & Design, headquartered in New Jersey.

The acquisition date fair value of consideration transferred and purchase price allocation was as follows:

		Colliers
	Colliers	Engineering &		Aggregate
	Mortgage	Design	Other	Acquisitions

Current assets, excluding cash	$46,510	$57,533	$2,800	$106,843
Warehouse receivables	31,282	-	-	31,282
Non-current assets	9,021	37,516	3,449	49,986

Current liabilities	55,881	32,582	3,156	91,619
Warehouse credit facilities	25,850	-	-	25,850
Long-term liabilities	6,266	54,739	2,951	63,956
	$(1,184)	$7,728	$142	$6,686

Cash consideration, net of cash acquired of $50,331	$134,204	$59,355	$12,049	$205,608
Acquisition date fair value of contingent consideration	9,250	12,204	2,263	23,717
Total purchase consideration	$143,454	$71,559	$14,312	$229,325

Acquired intangible assets (note 10)
Indefinite life	$29,200	$-	$-	$29,200
Finite life	$105,150	$51,100	$11,430	$167,680
Goodwill (note 11)	$53,530	$56,838	$7,616	$117,984
Redeemable non-controlling interest (note 17)	$43,242	$44,107	$4,876	$92,225

Indefinite life intangible assets consist mainly of the mortgage licenses acquired. Finite life intangibles included $99,900 of MSR intangible assets.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects. For acquisitions completed during the year ended December 31, 2021, goodwill in the amount of $2,678 is deductible for income tax purposes (2020 - $61,416).

The Company typically structures its business acquisitions to include contingent consideration. Certain vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to five-year periods following the dates of acquisition. The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period. If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, contingent consideration is recorded at fair value each reporting period. The fair value recorded on the consolidated balance sheet as at December 31, 2021, was $154,671 ( December 31, 2020 - $115,643). See note 24 for discussion on the fair value of contingent consideration. Contingent consideration with a compensatory element is revalued at each reporting period and recognized on a straight-line basis over the term of the contingent consideration arrangement. The liability recorded on the balance sheet for the compensatory element of contingent consideration arrangements as at December 31, 2021, was $5,070 ( December 31, 2020 - $17,646). The estimated range of outcomes (undiscounted) for all contingent consideration arrangements, including those with an element of compensation is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $177,646 to a maximum of $191,647. These contingencies will expire during the period extending to June 2026.

The consideration for the acquisitions during the year ended December 31, 2021, was financed from borrowings on the Revolving Credit Facility and cash on hand. During the year ended December 31, 2021, $23,293 was paid with reference to contingent consideration (2020 - $29,405).

The amounts of revenues and earnings contributed from the dates of acquisition and included in the Company’s consolidated results for the year ended December 31, 2021, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition dates been January 1, 2020, are as follows:

	Revenues	Net earnings

Actual from acquired entities for 2021	$23,132	$198
Supplemental pro forma for 2021 (unaudited)	4,153,379	(236,934)
Supplemental pro forma for 2020 (unaudited)	3,010,244	105,783

Supplemental pro forma results were adjusted for non-recurring items.

5.	Real estate assets held for sale

From time to time, the Company’s Investment Management segment purchases real estate assets for placement into a fund. This typically occurs in the early stages of fundraising where temporary liquidity is needed to fund investment opportunities that arise prior to the availability of fund capital. The purchased assets are recorded as real estate assets held for sale prior to the ultimate sale to the identified fund. The assets are typically held for a short period of time not expected to exceed twelve months. The transactions are not intended as an alternative source of operating earnings and the arrangements to sell the assets to a fund are generally structured not to generate any gain or loss. The purchases are accounted for by the acquisition method of accounting for asset purchases that do not constitute the acquisition of a business.

In July 2021, the Company acquired a controlling interest in a portfolio of land and buildings located in the United Kingdom and associated liabilities from an unrelated party (“Asset A”). In December 2021, the Company sold Asset A to a fund, without gain or loss.

In December 2021, the Company acquired a controlling interest in a portfolio of land and buildings located in the United States and associated liabilities from an unrelated party (“Asset B”). The Company expects to sell Asset B to a newly established closed-end fund which is managed by the Company, without gain or loss, during the first quarter of 2022. As is customary for closed-end funds, the Company has a limited partner equity interest of between 1% and 2%.

During the year ended December 31, 2021, the effect on net earnings related to real estate assets held for sale was nil (2020 - $2,396).

The following table summarizes the real estate assets and associated liabilities held for sale.

As at December 31,
2021

Real estate assets held for sale
Real estate assets held for sale - current	$1,286
Real estate assets held for sale - non-current	$42,803
Total real estate assets held for sale	$44,089

Liabilities related to real estate assets held for sale
Liabilities related to real estate assets held for sale - current	$6
Liabilities related to real estate assets held for sale - non-current	$23,089
Total liabilities related to real estate assets held for sale	$23,095

Net real estate assets held for sale	$20,994

6.	Acquisition-related items

	Year ended December 31,
	2021	2020
Transaction costs	$13,030	$16,169
Contingent consideration fair value adjustments (note 24)	42,686	23,393
Contingent consideration compensation expense	5,292	6,286
	$61,008	$45,848

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as the preceding four years.

7.	Prepaid expenses and other assets

	As at December 31,
	2021	2020

Prepaid expenses	$44,173	$35,956
Advisor loans receivable	23,030	18,571
Investments in equity securities	11,862	3,918
Investments in debt securities	10,362	12,525
Deferred Purchase Price (notes 15 and 24)	238,836	87,957
Other	11,584	18,853
Prepaid and other assets (Current Assets)	$339,847	$177,780

	As at December 31,
	2021	2020

Advisor loans receivable	$47,980	$42,900
Equity accounted investments (note 16)	22,490	11,154
Investments in equity securities	9,327	5,261
Investments in debt securities	10,343	3,948
Financing fees, net of accumulated amortization of $6,363 (December 31, 2020 - $4.956)	2,458	3,751
Other	7,385	7,341
Other assets (Non-Current Assets)	$99,983	$74,355

Captive Insurance Investments

Investments in equity securities in the amount of $11,705 (2020 - $3,781) consist of investments recorded at fair value. (See note 24.) Investments in debt securities include held-to-maturity investments current $1,981 (2020 – $2,585) and non-current $10,343 (2020 - $3,948), both of which are recorded at amortized cost. The amortized cost (carrying value) of these investments approximated fair value. At December 31, 2021, all of these investments mature within 10 years. The Company’s wholly owned captive insurance company has letters of credit in relation to its reinsurance activities. The letters of credit are secured by $4,514 of the current investments.

Colliers Securities Investments

Investments in equity and debt securities in the amount of $8,538 (2020 – $10,077) consist of investments recorded at fair value in relation to Colliers Securities. (See note 24.) All securities owned are pledged to a clearing firm on terms that permit it to sell or re-pledge the securities to others, subject to certain limitations.

Other Investments in equity securities

Investments in equity securities non-current in the amount of $9,327 (2020 - $5,261) are recorded at fair value following the net asset value practical expedient or recorded at cost less impairment adjusted for observable prices. During the year ended December 31, 2021, the Company recognized a gain of $3,866 related to these investments which was included in Other income in the Company’s consolidated statements of earnings.

8.	Leases

The Company enters into premise leases and equipment leases as a lessee.

(a)	Premise leases

The Company leases office space where the remaining lease term ranges from less than one year to fifteen years. Leases generally include an initial contract term, but some leases include an option to renew the lease for an additional period at the end of this initial term. These renewal periods range in length up to a period equivalent to the initial term of the lease. All the Company’s premise leases are classified as operating leases.

(b)	Equipment leases

The Company leases certain equipment in its operations, including furniture and equipment, computer equipment and vehicles. Equipment leases may consist of operating leases or finance leases based upon the assessment of the facts at the commencement date of the lease. The remaining lease terms for equipment leases range from one year to three years. Certain leases may have the option to extend the leases for a short period or to purchase the asset at the end of the lease term.

The components of lease expense were as follows:

	Year ended December 31,
	2021	2020

Operating lease cost	$90,129	$82,643
Finance lease cost
Amortization of right-of-use assets	975	898
Interest on lease liabilities	16	17
Variable lease cost	24,008	25,297
Short term lease cost	4,024	3,662

Total lease expense	$119,152	$112,517

Sublease revenues	(6,214)	(2,844)
Total lease cost, net of sublease revenues	$112,938	$109,673

Supplemental information related to leases was as follows:

	Year ended December 31,
	2021	2020

Right-of-use assets obtained in exchange for new operating lease obligations	$111,578	$91,575
Right-of-use assets obtained in exchange for new finance lease obligations	400	2,160

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(94,256)	$(83,351)
Operating cash flows from finance leases	(16)	(17)
Financing cash flows from finance leases	1,936	(884)

Supplemental balance sheet information related to leases was as follows:

	As at December 31,
	2021	2020

Operating leases
Operating lease right-of-use assets	$316,517	$288,134
Operating lease liabilities - current	$(80,928)	$(78,923)
Operating lease liabilities - non-current	(296,633)	(251,680)
Total operating lease liabilities	$(377,561)	$(330,603)

Finance leases
Fixed assets, cost	$3,312	$4,662
Accumulated depreciation	(2,564)	(2,327)
Fixed assets, net	$748	$2,335

Long-term debt - current	$(562)	$(1,113)
Long-term debt - non-current	(248)	(1,316)
Total finance lease liabilities	$(810)	$(2,429)

Maturities of lease liabilities were as follows:

	One	Two	Three	Four	Five
	year	years	years	years	years	Thereafter	Total

Operating leases	$91,217	$76,315	$60,221	$46,449	$32,920	$112,720	$419,842

Present value of operating lease liabilities							377,561
Difference between undiscounted cash flows and discounted cash flows							$42,281

Finance leases	$589	$184	$45	$-	$-	$-	$818

Present value of finance lease liabilities							810
Difference between undiscounted cash flows and discounted cash flows							$8

As at December 31,
2021

Weighted average remaining lease term
Operating leases (years)	6.9
Finance leases (years)	1.6

Weighted average discount rate
Operating leases	3.0%
Finance leases	1.6%

As of December 31, 2021, the Company has additional operating leases, primarily for premises, that have not yet commenced of $60,460. These operating leases will commence within the next year and have lease terms ranging from five to fifteen years.

9.	Fixed assets

December 31, 2021		Accumulated
	Cost	depreciation	Net

Buildings	$2,555	$1,467	$1,088
Vehicles	11,040	5,245	5,795
Furniture and equipment	87,880	57,483	30,397
Computer equipment and software	172,267	130,939	41,328
Leasehold improvements	135,069	68,922	66,147
	$408,811	$264,056	$144,755

December 31, 2020		Accumulated
	Cost	depreciation	Net

Buildings	$2,558	$1,321	$1,237
Vehicles	8,539	2,505	6,034
Furniture and equipment	82,117	53,353	28,764
Computer equipment and software	151,246	114,429	36,817
Leasehold improvements	113,786	57,417	56,369
	$358,246	$229,025	$129,221

Fixed assets include ROU assets - Finance leases. (note 8)

10.	Intangible assets

The following table summarizes the gross value, accumulated amortization and net carrying value of the Company’s indefinite life and finite life intangible assets:

December 31, 2021	Gross
	carrying	Accumulated
	amount	amortization	Net
Indefinite life intangible assets:
Licenses	$29,200	$-	$29,200
Trademarks and trade names	23,804	-	23,804
	$53,004	$-	$53,004
Finite life intangible assets:
Customer lists and relationships	$352,860	$152,026	$200,834
Investment management contracts	270,600	85,012	185,588
Mortgage servicing rights ("MSRs")	147,878	41,455	106,423
Franchise rights	1,185	1,092	93
Trademarks and trade names	12,600	4,861	7,739
Management contracts and other	17,606	11,057	6,549
Backlog	2,400	800	1,600
	$805,129	$296,303	$508,826
	$858,133	$296,303	$561,830

	Gross
December 31, 2020	carrying	Accumulated
	amount	amortization	Net
Indefinite life intangible assets:
Licenses	$29,200	$-	$29,200
Trademarks and trade names	24,096	-	24,096
	$53,296	$-	$53,296
Finite life intangible assets:
Customer lists and relationships	$345,511	$123,368	$222,143
Investment management contracts	270,600	60,723	209,877
Mortgage servicing rights ("MSRs")	114,909	13,121	101,788
Franchise rights	5,630	5,322	308
Trademarks and trade names	14,803	4,355	10,448
Management contracts and other	20,813	12,406	8,407
Backlog	16,307	12,244	4,063
	$788,573	$231,539	$557,034
	$841,869	$231,539	$610,330

MSR intangible assets represent the carrying value of servicing assets in the Americas segment. The MSR asset is being amortized over the estimated period that the net servicing income is expected to be received.

The MSR assets are evaluated quarterly for impairment by stratifying the servicing portfolio according to predominant risk characteristics, primarily investor type and interest rate. An impairment is recorded if the carrying value of an individual stratum exceeds its estimated fair value. There was no impairment recorded for the twelve-month period ended December 31, 2021.

The following table summarizes activity related to the Company’s mortgage servicing rights for the year ended December 31, 2021.

	2021	2020
Balance, January 1	$101,788	$-
Recognized on business acquisitions		99,900
Additions, following the sale of loan	32,969	15,009
Amortization	(15,682)	(8,553)
Prepayments and write-offs	(12,652)	(4,568)
Balance, December 31	$106,423	$101,788

During the year ended December 31, 2021, the Company acquired the following intangible assets:

		Estimated
		weighted
		average
		amortization
	Amount	period (years)
Finite life intangible assets:
Customer lists and relationships	$18,918	9.7
Trademarks and trade names - finite life	700	2.0
Customer backlog	2,820	0.5
Other	900	5.0
	$23,338	8.2

The table above includes $2,208 related to assets acquired that do not constitute a business under US GAAP.

The following is the estimated future expense for amortization of the recorded MSRs and other intangible assets for each of the next five years and thereafter:

For the year ended December 31,	MSRs	Other Intangibles	Total
2022	$14,063	$65,044	$79,107
2023	12,760	59,840	72,600
2024	11,973	51,671	63,644
2025	11,035	36,895	47,930
2026	9,892	37,621	47,513
Thereafter	46,700	151,332	198,032
	$106,423	$402,403	$508,826

11.	Goodwill

			Asia	Investment
	Americas	EMEA	Pacific	Management	Consolidated
Balance, December 31, 2019	$220,410	$257,333	$92,327	$379,151	$949,221
Goodwill acquired during the year	117,984	-	-	-	117,984
Other items	-	-	150	-	150
Foreign exchange	(667)	18,213	2,942	1,141	21,629
Balance, December 31, 2020	337,727	275,546	95,419	380,292	1,088,984
Goodwill acquired during the year	22,491	-	-	-	22,491
Other items	2	-	-	-	2
Foreign exchange	(275)	(15,782)	(3,401)	(971)	(20,429)
Balance, December 31, 2021	359,945	259,764	92,018	379,321	1,091,048
Goodwill	386,216	263,076	92,018	379,321	1,120,631
Accumulated impairment loss	(26,271)	(3,312)	-	-	(29,583)
	$359,945	$259,764	$92,018	$379,321	$1,091,048

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired. No goodwill impairments were recorded in 2021 or 2020. The accumulated impairment loss reflects a goodwill impairment incurred in 2009.

12.	Long-term debt

	As at December 31,
	2021	2020
Revolving Credit Facility	$-	$213,239
Senior Notes	529,089	255,790
Capital leases maturing at various dates through 2024	810	2,430
Other long-term debt maturing at various dates up to 2023	1,155	8,436
	531,054	479,895

Less: current portion	1,458	9,024
Long-term debt - non-current	$529,596	$470,871

The Company has a multi-currency senior unsecured revolving credit facility (the “Revolving Credit Facility”) of $1,000,000. The Revolving Credit Facility has a 5-year term ending April 30, 2024, and bears interest at an applicable margin of 1.25% to 3.0% over floating reference rates, depending on financial leverage ratios. The weighted average interest rate on borrowings under the Revolving Credit Facility was 1.7% in 2021 (2020 – 2.1%). The Revolving Credit Facility had $988,167 of available undrawn credit as at December 31, 2021 ($777,322 as at December 31, 2020). As of December 31, 2021, letters of credit in the amount of $11,833 were outstanding against the Revolving Credit Facility ($9,439 as at December 31, 2020). The Revolving Credit Facility requires a commitment fee of 0.25% to 0.6% of the unused portion, depending on certain leverage ratios. At any time during the term, the Company has the right to increase the Revolving Credit Facility by up to $250,000 on the same terms and conditions.

The Company has outstanding €210,000 of senior unsecured notes with a fixed interest rate of 2.23% (the “Senior Notes due 2028”), which are held by a group of institutional investors. The Senior Notes due 2028 have a maturity date of May 30, 2028.

On July 28, 2021, the Company entered into a note purchase agreement to issue US dollar and Euro fixed rate senior unsecured notes consisting of $150,000 of 3.02% and €125,000 of 1.52% notes due 2031 (the “Senior Notes due 2031”). The Senior Notes were placed privately and rank equally with Colliers’ senior unsecured revolving credit facility and existing senior unsecured Senior Notes due 2028. The proceeds of the issuances were received on October 7, 2021.

The Revolving Credit Facility, the Senior Notes due 2028, and the Senior Notes due 2031 rank equally in terms of seniority and have similar financial covenants. The Company is required to maintain financial covenants including leverage and interest coverage. The Company was in compliance with these covenants as of December 31, 2021. The Company is limited from undertaking certain mergers, acquisitions, and dispositions without prior approval.

The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

For the year ended December 31,
2022	$1,458
2023	462
2024	45
2025	-
2026 and thereafter	529,089
$531,054

13.	Convertible notes

In May 2020, the Company issued $230,000 aggregate principal of 4.0% Convertible Senior Subordinated Notes (the “Convertible Notes”) at par value. The Convertible Notes will mature on June 1, 2025, and bear interest of 4.0% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020. The Convertible Notes are accounted for entirely as debt as no portion of the proceeds is required to be accounted for as attributable to the conversion feature. The Convertible Notes are unsecured and subordinated to all of the Company’s existing and future secured indebtedness and are treated as equity for financial leverage calculations under the Company’s Revolving Credit Facility and Senior Notes.

The Convertible Notes may be converted at the holder’s option at any time prior to maturity into Subordinate Voting Shares based on an initial conversion rate of approximately 17.2507 Subordinate Voting Shares per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of $57.97 per Subordinate Voting Share. On December 7, 2021, the Company increased its semi-annual dividend on the outstanding Subordinate Voting Shares and Multiple Voting Shares from $0.05 to $0.15 per share. This modified the conversion rate to 17.2624 Subordinate Voting Shares per $1,000 principal amount of Convertible Notes, which represents a conversion price of $57.93 per Subordinate Voting Share.

The Company, at its option, may also redeem the Convertible Notes, in whole or in part, on or after June 1, 2023, at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, provided that the last reported trading price of the Subordinate Voting Shares for any 20 trading days in a consecutive 30 trading day period preceding the date of the notice of redemption is not less than 130% of the conversion price.

Subject to specified conditions, the Company may elect to repay some or all of the outstanding principal amount of the Convertible Notes, on maturity or redemption, through the issuance of Subordinate Voting Shares.

In connection with the issuance of the Convertible Notes, at the time, the Company incurred financing costs of $6,795 which are being amortized over five years using the effective interest rate method. For the year ended December 31, 2021, there was $1,257 of financing fee amortization included in interest expense within the accompanying Consolidated Statements of Earnings. The effective interest rate on the Convertible Notes is approximately 4.7%.

14.	Warehouse credit facilities

The following table summarizes the Company’s mortgage warehouse credit facilities as at December 31, 2021:

		December 31, 2021		December 31, 2020
	Current	Maximum	Carrying	Maximum	Carrying
	Maturity	Capacity	Value	Capacity	Value
Facility A - LIBOR plus 1.60%	October 19, 2022	$125,000	$70,694	$275,000	$167,004
Facility B - SOFR plus 1.70%	On demand	125,000	49,860	125,000	51,014
Facility C - LIBOR plus 1.60%	April 27, 2022	150,000	42,357	-	-
		$400,000	$162,911	$400,000	$218,018

Colliers Mortgage LLC (“Colliers Mortgage”) has warehouse credit facilities which are used exclusively for the purpose of funding warehouse mortgages receivable. The warehouse credit facilities are recourse only to Colliers Mortgage, are revolving and are secured by warehouse mortgages financed on the facilities, if any.

On October 20, 2021, Colliers Mortgage entered into an amendment to the financing agreement for Facility A modifying the borrowing capacity to $125,000 and extending the maturity date to October 19, 2022.

On April 28, 2021, Colliers Mortgage entered into an additional financing agreement for Facility C with a borrowing capacity of $150,000. The maturity date is April 27, 2022, with an option to extend to April 27, 2023.

15.	AR Facility

In April 2019, the Company entered into a structured accounts receivable facility (the “AR Facility”). Under the AR Facility, certain of the Company's subsidiaries continuously sell trade accounts receivable and contract assets (the “Receivables”) to wholly owned special purpose entities at fair market value. The special purpose entities in turn sell the Receivables to a third-party financial institution (the “Purchaser”).

On April 26, 2021, the Company extended the term of the AR Facility by one year with a maturity date of April 25, 2022, and a committed availability of $125,000. As of December 31, 2021, the Company’s draw under the AR Facility was nil.

All transactions under the AR Facility are accounted for as a true sale in accordance with ASC 860, Transfers and Servicing (“ASC 860”). Following the sale of the Receivables to the Purchaser, the Receivables are legally isolated from the Company and its wholly owned special purpose entities. The AR Facility is recorded as a sale of accounts receivable, and accordingly sold receivables are derecognized from the consolidated balance sheet. The Company continues to service, administer and collect the Receivables on behalf of the Purchaser, and recognizes a servicing liability in accordance with ASC 860. The Company has elected the amortization method for subsequent measurement of the servicing liability, which is assessed for changes in the obligation at each reporting date. As of December 31, 2021, the servicing liability was nil.

The proceeds from the sale of these Receivables comprises of cash and a deferred purchase price (“Deferred Purchase Price” or “DPP”). The DPP asset is realized following the collection of Receivables sold to the Purchaser; however, due to the revolving nature of the AR Facility, collections are reinvested by the Purchaser monthly in new Receivable purchases. For the year ended December 31, 2021, Receivables sold under the AR Facility were $1,556,071 and cash collections from customers on Receivables sold were $1,503,971. As of December 31, 2021, the outstanding principal on trade accounts receivable, net of Allowance for Doubtful Accounts, sold under the AR Facility was $149,832; and the outstanding principal on contract assets, current and non-current, sold under the AR Facility was $89,686. See note 24 for fair value information on the DPP.

For the year ended December 31, 2021, the Company recognized a loss related to Receivables sold of $71 (2020 - $142 loss) that was recorded in other expense in the consolidated statement of earnings. Based on the Company’s collection history, the fair value of the Receivables sold subsequent to the initial sale approximates carrying value.

The non-cash investing activities associated with the DPP for the year ended December 31, 2021, were $302,080.

16.	Variable interest entities

The Company holds variable interests in certain Variable Interest Entities (“VIE”) in its Investment Management segment which are not consolidated as it was determined that the Company is not the primary beneficiary. The Company’s involvement with these entities is in the form of advisory fee arrangements and equity co-investments (typically 1%-2%).

The following table provides the maximum exposure to loss related to these non-consolidated VIEs:

	As at December 31,
	2021	2020
Equity accounted investments	$16,550	$6,158
Co-investment commitments	20,284	14,345
Maximum exposure to loss	$36,834	$20,503

17.	Redeemable non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as redeemable non-controlling interests (“RNCI”). The RNCI are considered to be redeemable securities. Accordingly, the RNCI is recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur. The following table provides a reconciliation of the beginning and ending RNCI amounts:

	2021	2020
Balance, January 1	$442,375	$359,150
RNCI share of earnings	50,739	27,550
RNCI redemption increment	99,316	15,843
Distributions paid to RNCI	(49,168)	(33,293)
Purchase of interests from RNCI	(24,371)	(25,639)
Sale of interests to RNCI	18,012	6,539
RNCI recognized on business acquisitions	-	92,225
Balance, December 31	$536,903	$442,375

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries. These agreements allow the Company to “call” the RNCI at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before income taxes, interest, depreciation, and amortization. The agreements also have redemption features which allow the owners of the RNCI to “put” their equity to the Company at the same price subject to certain limitations. The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares. The redemption amount as of December 31, 2021, was $513,291 ( December 31, 2020 - $415,141). The redemption amount is lower than that recorded on the balance sheet as the formula price of certain RNCI are lower than the amount initially recorded at the inception of the minority equity position. If all put or call options were settled with Subordinate Voting Shares as at December 31, 2021, approximately 3,600,000 such shares would be issued.

Increases or decreases to the formula price of the underlying shares are recognized in the statement of earnings as the NCI redemption increment.

18.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;

An unlimited number of Subordinate Voting Shares having one vote per share; and

An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount

Balances as at:
December 31, 2020	38,863,742	457,620	1,325,694	373	40,189,436	457,993
December 31, 2021	42,729,050	851,794	1,325,694	373	44,054,744	852,167

During the year ended December 31, 2021, the Company declared dividends on its Common Shares of $0.20 per share (2020 - $0.10).

19.	Net earnings (loss) per common share

The earnings per share calculation cannot be anti-dilutive, therefore diluted shares is not used in the denominator when the numerator is in a loss position.

Diluted EPS is calculated using the “if-converted” method of calculating earnings per share in relation to the Convertible Notes, which were issued on May 19, 2020. As such, the interest (net of income tax) on the Convertible Notes is added to the numerator and the additional shares issuable on conversion of the Convertible Notes are added to the denominator of the earnings per share calculation to determine if an assumed conversion is more dilutive than no assumption of conversion. The “if-converted” method is used if the impact of the assumed conversion is dilutive. The “if-converted” method is anti-dilutive for the year ended December 31, 2021, and December 31, 2020.

The following table reconciles the basic and diluted common shares outstanding:

	Year ended December 31,
(in thousands of US dollars, except share information)	2021	2020

Net earnings (loss) attributable to Company	$(390,338)	$49,074
Adjusted numerator under the If-Converted Method	$(390,338)	$49,074

Shares issued and outstanding at beginning of period	40,189,436	39,845,211
Weighted average number of shares:
Issued during the period	2,730,653	140,657
Weighted average number of shares used in computing basic earnings per share	42,920,089	39,985,868
Assumed exercise of stock options acquired under the Treasury Stock Method	-	193,296
Number of shares used in computing diluted earnings per share	42,920,089	40,179,164

20.	Stock-based compensation

The Company has a stock option plan for certain officers, key full-time employees and directors of the Company and its subsidiaries. Options are granted at the market price for the underlying shares on the day immediately prior to the date of grant. Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. All Subordinate Voting Shares issued are new shares. As at December 31, 2021, there were 699,300 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards.

Stock option activity for the years ended December 31, 2021, and 2020 was as follows:

			Weighted average
		Weighted	remaining	Aggregate
	Number of	average	contractual life	intrinsic
	options	exercise price	(years)	value
Shares issuable under options - December 31, 2019	2,001,600	$58.96
Granted	547,250	85.79
Exercised	(344,225)	35.86
Forfeited	(14,500)	70.07
Shares issuable under options - December 31, 2020	2,190,125	$69.22
Granted	682,500	136.38
Exercised	(292,450)	49.38
Forfeited	(29,300)	80.15
Shares issuable under options - December 31, 2021	2,550,875	$89.34	3.1	$147,597
Options exercisable - December 31,2021	978,188	$72.14	2.1	$73,420

The Company incurred stock-based compensation expense related to these awards of $14,349 during the year ended December 31, 2021 (2020 - $9,628). As at December 31, 2021, the range of option exercise prices was $45.00 to $138.12 per share.

The following table summarizes information about option exercises:

	Year ended December 31,
	2021	2020

Number of options exercised	292,450	344,225

Aggregate fair value	$32,808	$25,919
Intrinsic value	14,440	13,576
Amount of cash received	18,367	12,343

Tax benefit recognized	$937	$102

As at December 31, 2021, there was $34,339 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next four years. During the year ended December 31, 2021, the fair value of options vested was $11,986 (2020 - $7,841).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	As at December 31,
	2021	2020

Risk free rate	0.8%	0.2%
Expected life in years	4.75	4.41
Expected volatility	39.4%	36.5%
Dividend yield	0.2%	0.1%

Weighted average fair value per option granted	$46.12	$28.33

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term. The expected life in years represents the estimated period of time until exercise and is based on historical experience. The expected volatility is based on the historical prices of the Company’s shares over the previous four years.

21.	Long-term incentive arrangement

On April 16, 2021, after receiving approval from 95% of disinterested shareholders, the Company settled the Management Services Agreement (the “MSA”), including the Long-Term Incentive Arrangement (the “LTIA”), originally entered into on February 1, 2004 between the Company, Jay S. Hennick (the Company’s Chairman & Chief Executive Officer) and Jayset Management CIG Inc., a corporation controlled by Mr. Hennick (the “Transaction”). In addition, the Transaction established an orderly timeline for the elimination of the Company’s dual class voting structure by no later than September 1, 2028. The Company, under the terms of the Transaction (a) paid US$96,200 (C$120,300) in cash and (b) issued a total of 3,572,858 Subordinate Voting Shares to an entity controlled by Mr. Hennick. The total purchase price was determined by applying the formula provided in the existing MSA for the LTIA using a price of US$106.40 per share (which is the volume weighted average price of the Subordinate Voting Shares on the Toronto Stock Exchange for the period from February 11, 2021, through to and including February 25, 2021, converted to US dollars). Subsequent to the completion of the Transaction, the MSA was terminated thereby eliminating the LTIA and all future fees and other entitlements owing thereafter. The settlement of the LTIA was considered a modification of a share-based payment arrangement, which was accounted for as compensation expense and presented separately as settlement of long-term incentive arrangement in the Company’s Consolidated Statements of Earnings. The net cash impact was included in operating activities in the Company’s Consolidated Statements of Cash Flows.

22.	Income tax

Income tax differs from the amounts that would be obtained by applying the combined statutory corporate income tax rate of Ontario, Canada to the respective year’s earnings before income tax. Differences result from the following items:

	Year ended December 31,
	2021	2020

Income tax expense using a combined statutory rate of 26.5% (2020 - 26.5%)	$(40,292)	$36,181
Settlement of long-term incentive arrangement	125,061	-
Permanent differences	2,592	2,400
Tax effect of flow through entities	(8,660)	(6,214)
Adjustments to tax liabilities for prior periods	869	(246)
Effect of changes in enacted tax rate in other jurisdictions	(76)	428
Changes in liability for unrecognized tax benefits	(111)	821
Stock-based compensation	2,891	2,085
Foreign, state, and provincial tax rate differential	(3,532)	(3,075)
Change in valuation allowance	2,407	5,233
Acquisition related costs and contingent consideration	1,970	2,173
Withholding taxes and other	2,391	2,260
Income tax expense	$85,510	$42,046

Earnings (loss) before income tax by jurisdiction comprise the following:

	Year ended December 31,
	2021	2020

Canada	$(472,611)	$8,257
United States	158,448	53,111
Foreign	162,116	75,167
Total	$(152,047)	$136,535

Income tax expense (recovery) comprises the following:

	Year ended December 31,
	2021	2020

Current
Canada	$3,832	$3,309
United States	63,212	19,577
Foreign	56,003	32,344
	123,047	55,230

Deferred
Canada	912	2,154
United States	(31,291)	(9,765)
Foreign	(7,158)	(5,573)
	(37,537)	(13,184)

Total	$85,510	$42,046

The significant components of deferred tax assets and liabilities are as follows:

	As at December 31,
	2021	2020

Loss carryforwards and other credits	$19,143	$18,314
Expenses not currently deductible	44,012	33,442
Revenue not currently taxable	(6,223)	(14,076)
Stock-based compensation	543	526
Investments	21,782	10,696
Provision for doubtful accounts	9,078	8,308
Financing fees	(267)	(325)
Net unrealized foreign exchange losses	442	560
Depreciation and amortization	(58,793)	(57,746)
Operating leases	11,695	8,110
Less: valuation allowance	(15,281)	(13,324)
Net deferred tax (liabilities) assets	$26,131	$(5,515)

As at December 31, 2021, the Company believes that it is more likely than not that its deferred tax assets of $68,502 will be realized based upon future income, consideration of net operating loss (“NOL”) limitations, earnings trends, and tax planning strategies. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future income are reduced.

The Company has pre-tax NOL carryforward balances as follows:

	Pre-tax loss carryforward		Pre-tax losses not recognized		Pre-tax losses recognized
	2021	2020	2021	2020	2021	2020

Canada	$4,664	$5,632	$104	$65	$4,560	$5,567
United States	1,395	3,059	926	924	469	2,135
Foreign	60,891	53,997	43,003	32,091	17,888	21,906

The Company has pre-tax capital loss carryforwards as follows:

	Pre-tax loss carryforward		Pre-tax losses not recognized		Pre-tax losses recognized
	2021	2020	2021	2020	2021	2020

Canada	$1,796	$1,922	$1,796	$1,922	$-	$-
United States	-	1,698	-	1,698	-	-
Foreign	6,483	6,876	6,483	6,876	-	-

These amounts above are available to reduce future, federal, state, and provincial income taxes in their respective jurisdictions. NOL carryforward balances attributable to Canada begin to expire in 2035. NOL carryforward balances attributable to the United States begin to expire in 2028. Foreign NOL carryforward balances begin to expire in 2022. The utilization of NOLs may be subject to certain limitations under federal, provincial, state or foreign tax laws.

Cumulative unremitted foreign earnings of US subsidiaries are $10,963 (2020 - nil). Cumulative unremitted foreign earnings of international subsidiaries (other than the US) approximated $106,830 as at December 31, 2021 (2020 - $117,897). The Company has not provided a deferred tax liability on the unremitted foreign earnings as it is management’s intent to permanently reinvest such earnings outside of Canada. In addition, any repatriation of such earnings would not be subject to significant Canadian or foreign taxes.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

	2021	2020
Balance, January 1	$2,344	$1,468
Gross increases for tax positions of prior periods	151	908
Amount recognized on acquisitions	1,826	-
Reduction for lapses in applicable statutes of limitations	(262)	(87)
Foreign currency translation	(11)	55
Balance, December 31	$4,048	$2,344

Of the $4,048 (2020 - $2,344) in gross unrecognized tax benefits, $4,048 (2020 - $2,344) would affect the Company’s effective tax rate if recognized. For the year-ended December 31, 2021, additional interest and penalties of $201 related to uncertain tax positions was accrued (2020 - $224). The Company reversed $69 of accrued interest and penalties related to positions lapsed in applicable statute of limitations in 2021 (2020 - $44). As of December 31, 2021, the Company had accrued $494 (2020 - $362) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $43 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company files tax returns in Canada and multiple foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for four to seven years and income tax returns filed with the United States Internal Revenue Service and related states are open for three to five years. Tax returns for significant other jurisdictions in which the Company conducts business are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above. Actual settlements may differ from the amounts accrued. The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

23.	Other supplemental information

	Year ended December 31,
	2021	2020

Cash payments made during the year
Income tax, net of refunds	$116,873	$46,492
Interest	28,003	29,148

Non-cash financing activities
Dividends declared but not paid	6,608	2,009

24.	Financial instruments

Concentration of credit risk

The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable, unbilled revenues, other receivables and advisor loans receivable. Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks. Concentrations of credit risk with respect to receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across different service lines in various countries.

Foreign currency risk

Foreign currency risk is related to the portion of the Company’s business transactions denominated in currencies other than US dollars. A significant portion of revenue is generated by the Company’s Canadian, Australian, UK and Euro currency operations. The Company’s head office expenses are incurred primarily in Canadian dollars which are hedged by Canadian dollar denominated revenue.

Fluctuations in foreign currencies impact the amount of total assets and liabilities that are reported for foreign subsidiaries upon the translation of these amounts into US dollars. In particular, the amount of cash, working capital, goodwill and intangibles held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period (the offset to which is recorded to accumulated other comprehensive income on the consolidated balance sheets).

Interest rate risk

The Company utilizes an interest rate risk management strategy that may use interest rate hedging contracts from time to time. The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds.

Fair values of financial instruments

The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2021:

	Carrying value at	Fair value measurements
	December 31, 2021	Level 1	Level 2	Level 3
Assets
Cash equivalents	$3,942	$3,942	$-	$-
Equity securities	11,917	11,760	157	-
Debt securities	8,381	-	8,381	-
Mortgage derivative assets	10,813	-	10,813	-
Warehouse receivables	174,717	-	174,717	-
Deferred Purchase Price on AR Facility	238,836	-	-	238,836
Total assets	$448,606	$15,702	$194,068	$238,836

Liabilities
Mortgage derivative liability	$1,564	$-	$1,564	$-
Interest rate swap liability	2,975	-	2,975	-
Contingent consideration liability	154,671	-	-	154,671
Total liabilities	$159,210	$-	$4,539	$154,671

There were no significant non-recurring fair value measurements recorded during the quarter ended December 31, 2021.

Cash equivalents

Cash equivalents include highly liquid investments with original maturities of less than three months. Actively traded cash equivalents where a quoted price is readily available are classified as Level 1 in the fair value hierarchy.

Financial instruments and other inventory positions owned

The Company records financial instruments and other inventory positions owned at fair value on the Consolidated Balance Sheets. These financial instruments are valued based on observable market data that may include quoted market prices dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instruments’ terms and conditions and are classified as Level 2 of the fair value hierarchy.

Certain investments in equity securities where quoted prices are readily available are classified as Level 1 in the fair value hierarchy. The Company increases or decreases its investment each reporting period by the change in the fair value of the investment reported in net earnings on the Consolidated Statements of Earnings.

Mortgage-related derivatives

The fair value of interest rate lock commitments and forward sale commitments are derivatives and considered Level 2 valuations. Fair value measurements for both interest rate lock commitments and forward sales commitment consider observable market data, particularly changes in interest rates. In the case of interest rate lock commitments, the fair value measurement also considers the expected net cash flows associated with the servicing of the loans or the fair value of MSRs. However, the Company has evaluated the impact of the fair value of the MSRs on the fair value of the derivatives and they do not have a significant impact on the derivative fair values. The Company also considers the impact of counterparty non-performance risk when measuring the fair value of these derivatives. Given the credit quality of the Company’s counterparties, the short duration of interest rate lock commitments and forward sales contracts and the Company’s historical experience, the risk of nonperformance by the counterparties does not have a significant impact on the determination of fair value.

Warehouse receivables

As at December 31, 2021, all of the Company’s mortgage warehouse receivables were under commitment to be purchased by a GSE or by a qualifying investor. These assets are classified as Level 2 in the fair value hierarchy as a substantial majority of the inputs are readily observable.

AR Facility deferred purchase price (“DPP”)

The Company recorded a DPP under its AR Facility. The DPP represents the difference between the fair value of the Receivables sold and the cash purchase price and is recognized at fair value as part of the sale transaction. The DPP is remeasured each reporting period in order to account for activity during the period, including the seller’s interest in any newly transferred Receivables, collections on previously transferred Receivables attributable to the DPP and changes in estimates for credit losses. Changes in the DPP attributed to changes in estimates for credit losses are expected to be immaterial, as the underlying Receivables are short-term and of high credit quality. The DPP is valued using Level 3 inputs, primarily discounted cash flows, with the significant inputs being discount rates ranging from 2.5% to 5.0% depending upon the aging of the Receivables. See note 15 for information on the AR Facility.

Changes in the fair value of the DPP comprises the following:

	2021	2020
Balance, January 1	$87,957	$69,873
Additions to DPP	306,088	68,017
Collections on DPP	(151,202)	(51,994)
Fair value adjustment	(71)	(142)
Foreign exchange and other	(3,937)	2,203
Balance, December 31	$238,835	$87,957

Interest rate swaps

In April 2017, the Company entered into interest rate swap agreements to convert the LIBOR floating interest rate on $100,000 of US dollar denominated debt into a fixed interest rate of 1.897% plus the applicable margin. In December 2018, the Company entered into additional interest rate swap agreements to convert the LIBOR floating interest rate on $100,000 of US dollar denominated debt into a fixed interest rate of 2.7205% plus the applicable margin. The swaps have maturity dates of January 18, 2022, and April 30, 2023, respectively. The interest rate swaps are measured at fair value on the consolidated balance sheets.

At the inception of the interest rate swaps, the Company designated each swap as a cash flow hedge. From inception until June 30, 2021, each of the swaps were determined to be effective with changes in the fair value recognized to accumulated other comprehensive earnings (loss).

On July 1, 2021, the Company dedesignated both hedging relationships. Gains or losses related to changes in the fair value of the swaps after July 1, 2021, are reported in interest expense on the consolidated statements of earnings.

As at June 30, 2021, $5,595 of cumulative losses were reported in accumulated other comprehensive earnings (loss). This accumulated other comprehensive loss will be recognized to interest expense commensurate with when the forecasted cash flows originally designated as a hedge affect earnings, or earlier if it is probable these forecasted cash flows will not occur. In the six months ended December 31, 2021, $2,260 of the accumulated other comprehensive loss was included in interest expense on the consolidated statements of earnings.

Contingent acquisition consideration

The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs. The fair value measurements were made using a discounted cash flow model; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 2.1% to 8.8%, with a weighted average of 4.6%). The wide range of discount rates is attributable to level of risk related to economic growth factors combined with the length of the contingent payment periods; and the dispersion was driven by unique characteristics of the businesses acquired and the respective terms for these contingent payments. A 2% increase in the weighted average discount rate would reduce the fair value of contingent consideration by $1,400.

Changes in the fair value of the contingent consideration liability comprises the following:

	2021	2020
Balance, January 1	$115,643	$84,993
Amounts recognized on acquisitions	2,249	23,717
Fair value adjustments (note 6)	42,686	23,393
Resolved and settled in cash	(5,539)	(17,249)
Other	(368)	789
Balance, December 31	$154,671	$115,643

Less: current portion	$120,246	$5,802
Non-current portion	$34,425	$109,841

The carrying amounts for cash, restricted cash, accounts receivable, accounts payable, advisor loans, other receivables and accrued liabilities approximate their estimated fair values due to the short-term nature of these instruments, unless otherwise indicated. The carrying value of the Company’s Revolving Credit Facility and other short-term borrowings approximate their estimated fair value due to their short-term nature and variable interest rate terms. The inputs to the measurement of the fair value of non-current receivables, advisor loans and long-term debt are Level 3 inputs. The fair value measurements were made using a net present value approach; significant model inputs were expected future cash outflows and discount rates.

The following are estimates of the fair values for other financial instruments:

	December 31, 2021		December 31, 2020
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Senior Notes	$529,089	$548,440	$255,790	$275,928
Convertible Notes	225,214	590,193	223,957	353,638

25.	Commitments and Contingencies

Purchase commitments

Minimum contractual purchase commitments for the years ended December 31 are as follows:

Year ended December 31,
2022	$14,016
2023	12,202
2024	11,805
2025	13,344
2026	9,088
Thereafter	3,269
$63,724

Acquisition Commitments

In October 2021, the Company entered into agreements to acquire controlling interests in Antirion SGR S.p.A. and the Colliers Italy affiliate (which collectively consists of Colliers International Italia S.p.A., Colliers Real Estate Services Italia S.R.L. and Colliers Real Estate Management Services S.R.L.). The Company entered into agreements to acquire controlling interest in Basalt Infrastructure Partners, LLP in January 2022. It is expected that the acquisitions will be accounted for using the acquisition method of accounting for business combinations. The transactions are expected to close in the first quarter and second half of 2022, respectively, subject to applicable closing conditions including regulatory approval and closing adjustments, for an aggregate initial cash purchase price of $364,436.

Claims and Litigation

In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

Contingencies associated with US government sponsored enterprises

Colliers Mortgage is a lender in the Fannie Mae DUS Program. Commitments for the origination and subsequent sale and delivery of loans to Fannie Mae represent those mortgage loan transactions where the borrower has locked an interest rate and scheduled closing and the Company has entered into a mandatory delivery commitment to sell the loan to Fannie Mae. As discussed in note 24, the Company accounts for these commitments as derivatives recorded at fair value.

Colliers Mortgage is obligated to share in losses, if any, related to mortgages originated under the DUS Program. These obligations expose the Company to credit risk on mortgage loans for which the Company is providing underwriting, servicing, or other services under the DUS Program. Net losses on defaulted loans are shared with Fannie Mae based upon established loss-sharing ratios, and typically, the Company is subject to sharing up to one-third of incurred losses on loans originated under the DUS Program. As of December 31, 2021, the Company has funded and sold loans subject to such loss sharing obligations with an aggregate unpaid principal balance of approximately $4,432,000. As at December 31, 2021, the Loss Reserve was $15,807 ( December 31, 2020 - $15,194) and was included within Other liabilities on the Consolidated Balance Sheets.

Pursuant to its licenses with Fannie Mae, Ginnie Mae and HUD, Colliers Mortgage is required to maintain certain standards for capital adequacy which include minimum net worth and liquidity requirements. If it is determined at any time that Colliers Mortgage fails to maintain appropriate capital adequacy, the licensor reserves the right to terminate the Company’s servicing authority for all or some of the portfolio. At December 31, 2021, Colliers Mortgage was in compliance with all such requirements.

26.	Related party transactions

As at December 31, 2021, the Company had $4,022 of loans receivable from non-controlling shareholders (2020 - $3,356). The majority of the loans receivable represent amounts assumed in connection with acquisitions and amounts issued to non-controlling interests to finance the sale of non-controlling interests in subsidiaries to senior managers. The loans are of varying principal amounts and interest rates which range from nil to 4.0%. These loans are due on demand or mature on various dates up to 2028 but are open for repayment without penalty at any time.

See note 21 for discussion of the settlement of the Management Services Agreement between the Company and Jay S. Hennick, its CEO.

27.	Revenue

Disaggregated revenue

Colliers has disaggregated its revenue from contracts with customers by type of service and operating segment as presented in the following table.

			Asia	Investment
	Americas	EMEA	Pacific	Management	Corporate	Consolidated

Year ended December 31,

2021
Leasing	$729,050	$145,422	$126,211	$-	$-	$1,000,683
Capital Markets	838,678	190,525	207,040	-	-	1,236,243
Property services	638,741	196,491	227,183	-	-	1,062,415
Valuation and advisory	214,665	134,489	98,323	-	7	447,484
IM - Advisory and other	-	-	-	217,864	-	217,864
IM - Incentive Fees	-	-	-	35,026	-	35,026
Other	68,083	5,810	14,904	-	617	89,414
Total Revenue	$2,489,217	$672,737	$673,661	$252,890	$624	$4,089,129

2020
Leasing	$495,597	$107,947	$82,917	$-	$21	$686,482
Capital Markets	460,224	136,479	104,201	-	-	700,904
Property services	471,377	162,853	200,727	-	-	834,957
Valuation and advisory	162,672	104,498	71,463	-	-	338,633
IM - Advisory and other	-	-	-	168,404	-	168,404
IM - Incentive Fees	-	-	-	4,190	-	4,190
Other	36,502	4,730	11,324	-	731	53,287
Total Revenue	$1,626,372	$516,507	$470,632	$172,594	$752	$2,786,857

Revenue associated with the Company’s debt finance and loan servicing operations are outside the scope of ASC 606, Revenue from Contracts with Customers (“ASC 606”). In the year ended December 31, 2021, $138,641 of revenue, was excluded from the scope of ASC 606 (2020 - $75,975). These revenues were included entirely within the Americas segment within Capital Markets and Other revenue.

Contract balances

The Company had contract assets totaling $78,941 of which $71,294 was current (2020 - $66,436 of which $61,101 was current). During the year ended December 31, 2021, substantially all of the current contract assets were either moved to accounts receivable or sold under the AR Facility (Note 15).

The Company had contract liabilities (all current) totaling $30,397 (2020 - $21,076). Revenue recognized for the year ended December 31, 2021, totaled $19,076 (2020 - $22,338) that was included in the contract liability balance at the beginning of the year.

Certain constrained brokerage fees, outsourcing & advisory fees and investment management fees may arise from services that began in a prior reporting period. Consequently, a portion of the fees the Company recognizes in the current period may be partially related to the services performed in prior periods. Typically, less than 5% of brokerage revenue recognized in a period had previously been constrained and substantially all investment management incentive fees, including carried interest, recognized in the period were previously constrained.

28.	Segmented information

Operating segments

Colliers has identified four reportable operating segments. Three segments are grouped geographically into Americas, Asia Pacific and EMEA. The Investment Management segment operates in the Americas and EMEA. The groupings are based on the manner in which the segments are managed. Management assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization. Corporate includes the costs of global administrative functions, the corporate head office and for the year ended December 31, 2021, also the settlement of the LTIA (see note 21).

Included in segment total assets at December 31, 2021 are investments in non-consolidated subsidiaries accounted for under the equity method: Americas $2,324 (2020 - $3,147), EMEA $1,599 (2020 - $1,550) and Investment Management $18,567 (2020 - $7,518). The reportable segment information excludes intersegment transactions.

			Asia	Investment
	Americas	EMEA	Pacific	Management	Corporate	Consolidated

Year ended December 31, 2021
Revenues	$2,489,217	$672,737	$673,661	$252,890	$624	$4,089,129

Depreciation and amortization	80,210	22,868	10,471	27,691	3,854	145,094

Operating earnings (loss)	233,788	59,606	82,023	63,659	(570,577)	(131,501)
Equity earnings	2,352	65	-	3,773	-	6,190
Other income, net						5,083
Interest expense, net						(31,819)
Income tax expense						(85,510)

Net earnings						$(237,557)

Total assets	$1,740,447	$757,980	$387,564	$774,845	$212,894	$3,873,730
Total additions to fixed assets, intangible assets and goodwill	92,059	8,747	3,245	2,861	2,461	109,373

			Asia	Investment
	Americas	EMEA	Pacific	Management	Corporate	Consolidated

Year ended December 31, 2020
Revenues	$1,626,372	$516,507	$470,632	$172,594	$752	$2,786,857

Depreciation and amortization	56,667	22,391	14,616	27,464	4,768	125,906

Operating earnings (loss)	121,371	8,336	45,221	40,738	(51,088)	164,578
Equity earnings	1,469	75	-	1,181	193	2,919
Other income, net						(13)
Interest expense, net						(30,949)
Income tax expense						(42,046)
Net earnings						$94,489

Total assets	$1,640,046	$648,557	$384,001	$694,270	$(74,707)	$3,292,167
Total additions to fixed assets, intangible assets and goodwill	357,187	8,194	4,593	3,669	2,255	375,898

Geographic information

Revenues in each geographic region are reported by customer locations.

GEOGRAPHIC INFORMATION
	2021	2020

United States
Revenues	$2,232,277	$1,432,288
Total long-lived assets	1,442,476	1,378,648

Canada
Revenues	$437,307	$304,039
Total long-lived assets	81,897	82,520

Euro currency countries
Revenues	$343,364	$280,853
Total long-lived assets	269,104	306,472

Australia
Revenues	$320,959	$190,106
Total long-lived assets	72,572	84,758

United Kingdom
Revenues	$170,896	$135,572
Total long-lived assets	70,968	79,738

China
Revenues	$108,898	$90,390
Total long-lived assets	9,908	8,316

Other
Revenues	$475,428	$353,609
Total long-lived assets	167,225	176,217

Consolidated
Revenues	$4,089,129	$2,786,857
Total long-lived assets	2,114,150	2,116,669